EXHIBIT 99.1

Allied Nevada Board Approves Crusher Expansion at Hycroft

Press Release Source: Allied Nevada Gold Corp. On Thursday January 14, 2010, 8:07 am EST

RENO, NEVADA--(Marketwire - 01/14/10) - Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX:ANV- News)(AMEX:ANV- News) is pleased to announce that its Board of Directors has approved the purchase of a $5 million crushing unit for its wholly owned Hycroft mine located near Winnemucca, Nevada. The crushing unit is expected to be in place in 2010, upon completion of permitting and final engineering. As mining transitions from acid-leach material to more siliceous type material increasing feed availability, the mine plans to phase in up to two additional crushing units by the end of 2011.

Metallurgical test work indicates that crushing ore will result in an average gold recovery of approximately 78% from oxide material, compared with average gold recoveries currently being realized from run-of-mine operations of 56.6%. As per the 43-101 technical report, run of mine gold production without a crushing circuit would average approximately 115,000 ounces of gold for the two years commencing 2012. Crushing is expected to improve annual gold production by approximately 20%. While silver recovery was not indicated in the 43-101 technical report for Hycroft, current production suggests a silver recovery rate of approximately 10%. It is expected that crushing ore may improve average silver recoveries to up to 30%.

“Our goal with our optimization programs is to realize the full potential of the mine. Management believes crushing ore is a logical next step in the optimization and growth of the operation,” commented Scott Caldwell, President & CEO of Allied Nevada. “This is a relatively simple, cost-effective way to improve production and economics at Hycroft and is the first step in what we believe to be a potentially significant ultimate mine plan for the property.”

The mobile crushing unit is a three-stage mobile crushing and screening plant and is capable of crushing 12,000 tons of ore per day, to a final product size of 80% passing 3/4 inch minus. Crushed ore would then be hauled by truck or conveyer to the leach pad. The incremental cost of crushing ore compared with the current run of mine scenario is approximately $1.80 per ton. Utilizing the mobile crushing unit provides greater flexibility and reliable operating performance while reducing haulage and construction costs, as compared with the larger stationary crushing system historically used at site. These units can be relocated and set up very quickly to meet demand as new areas of the property are mined.

Allied Nevada continues to evaluate further optimization opportunities at Hycroft, including an optimal mining rate.

Mike Doyle to Retire

Mike Doyle has announced his intention to retire from the position of Executive Vice President, Operations, effective March 31, 2010. Mike has been with Allied Nevada since its inception in 2007 and is responsible for leading the operating team in the successful restart of Allied Nevada’s Hycroft mine in Nevada ahead of schedule and under budget.

“Mike has been instrumental in the successful creation and development of Allied Nevada. He has been a key member of our management team and we recognize his notable achievements and contribution to the growth of the Company,” comments Scott Caldwell, President & CEO. “On behalf of the Board and employees of Allied Nevada, I wish Mike all the best in his retirement.”

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation; expectations regarding the cost and the purchase and installation of equipment for the proposed crushing system and the anticipated benefits of such system; expectations regarding potential expansions and growth opportunities at Hycroft; expectations regarding the amount of future gold and silver production from the Hycroft mine; expectations regarding the potential improvement of recoveries of gold and silver at Hycroft; expectations regarding anticipated operating and capital costs; estimates of cash balances; and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks relating to Allied Nevada’s lack of operating history; risks that Allied Nevada’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; uncertainties relating to operating and capital costs; uncertainties regarding estimated recovery rates; and uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

The technical contents of this news release have been reviewed and verified by J. Michael Doyle, Executive Vice President, Operations of Allied Nevada Gold Corp., who is a Qualified Person as defined by National Instrument 43-101.

For further information on Allied Nevada, please visit the Allied Nevada website at www.alliednevada.com.

Contact:

Allied Nevada Gold Corp.

Scott Caldwell

President & CEO

(775) 358-4455

Allied Nevada Gold Corp.

Tracey Thom

Vice President, Investor Relations

(416) 409-6007

www.alliednevada.com